Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TCW Funds, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 51 to Registration Statement No. 33-52272 on Form N-1A, of our reports dated December 22, 2006 relating to the financial statements and financial highlights of TCW Funds, Inc. (formerly TCW Galileo Funds, Inc.) appearing in the Annual Reports on Form N-CSR of TCW Funds, Inc. for the year ended October 31, 2006, and to the reference to us on the cover page of the Statement of Additional Information and under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California
February 27, 2007